AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AGREEMENT is entered into this 7th day of November, 2007,

BETWEEN:

WOWWEE LIMITED, a corporation incorporated under the laws of Hong Kong, the registered office of which is at Unit 301 A-C, Energy Plaza, 92 Granville Road, Tsimshatsui East, Kowloon, Hong Kong,

(“WW   Limited”)

AND:	WOW WEE GROUP COMPANY, a company governed by the laws of Nova Scotia, (“WW Group”)
AND:	WOWWEE MARKETING, INC., a corporation governed by the laws of California, (“WW Marketing” and, collectively with WW Limited and WW Group, the “Vendor”)
AND:	OPTIMAL GROUP INC., a corporation governed by the laws of Canada, (the “Purchaser”)
AND:	POWER ASSETS PACIFIC LTD., a corporation governed by the laws of the British Virgin Islands, (“PAP ”)
AND:	RICHARD YANOFSKY, an individual residing at 31 Glenmore Road, Hampstead, Québec, Canada, H3X 3N2, (“Richard Yanofsky”)
AND:	PETER YANOFSKY, an individual residing at 1467 La Jolla Ranch Road, La Jolla, California, U.S.A. 92037, (“Peter Yanofsky”)

AND:	DAVID GOLDHAR, an individual residing at 55 Thornbank Road, Thornhill, Ontario, Canada, L4J 2A1 (“Goldhar ”)
AND:

ERIC LAU TUNG CHING, an individual residing at Flat C, 12th Floor, No. 8 Stubbs Road, Shiu Fai Terrace, Hong Kong,

(“Lau ” and, collectively with PAP, Richard Yanofsky,
Peter Yanofsky and Goldhar, the “Guarantors”)

WHEREAS under the terms of an asset purchase agreement (the "Asset Purchase Agreement") between the Purchaser, the Vendor and the Guarantors dated as of September 26, 2007, the Vendor agreed to sell and the Purchaser agreed to purchase all of the Purchased Assets in consideration for the Purchase Price, under the terms and conditions therein set forth;

WHEREAS the parties had agreed at Section 3.2(a) of the Asset Purchase Agreement that HKSub would satisfy a portion of the Purchase Price payable for the WW Limited Assets at the Closing Date through: (i) the assumption of the WW Limited Liabilities, which were to include, without limitation, the Banking Facilities of WW Limited (the "WW Limited Bank Debt") and the liabilities of WW Limited under issued and unsettled cheques of WW Limited (the "WW Limited Cheque Indebtedness"); and (ii) the payment to WW Limited of $49,930,000 in cash (the "WW Cash Payment");

WHEREAS under the terms of the Asset Purchase Agreement, the WW Limited Assets to be purchased by HKSub were to include the Cash Balance of WW Limited (the "WW Limited Cash Balance");

WHEREAS, to simplify the payment of the Purchase Price payable to WW Limited, Optimal and the Vendor agree that the WW Cash Payment payable on Closing shall be reduced by US$8,429,764 (the "Net Cash Amount"), being the difference between (A) the WW Limited Cash Balance of US$20,260,932 and (B) the sum of the WW Limited Bank Debt of US$11,579,772 and the WW Limited Cheque Indebtedness of US$251,396, resulting in a cash payment to WW Limited on Closing of US$41,500,236 (the "WW Closing Cash Payment");

WHEREAS to simplify the payment of the Purchase Price payable to WW Group on Closing, WW Group shall retain the liability for the issued and unsettled cheques of WW Group together with cash of an equal amount;

WHEREAS to simplify the payment of the Purchase Price payable to WW Marketing on Closing, WW Marketing shall retain the liability for the issued and unsettled cheques of WW Marketing together with cash of an equal amount;

WHEREAS the parties wish to amend the Asset Purchase Agreement in order to give effect to the foregoing.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.                      On Closing, HKSub shall pay WW Limited the WW Closing Cash Payment in lieu of the WW Cash Payment.

2.                     The parties hereby agree and acknowledge that HKSub shall no longer be responsible for the assumption or payment of, and the WW Limited Liabilities shall no longer include, the Banking Facilities of WW Limited or the WW Limited Cheque Indebtedness.

3.                     The parties hereby agree and acknowledge that Cansub shall no longer be responsible for the assumption or payment of, and the WW Group Liabilities shall no longer include, the Banking Facilities of WW Group or the issued and unsettled cheques of WW Group.

4.                     The parties hereby agree and acknowledge that USSub shall no longer be responsible for the assumption or payment of, and the WW Marketing Liabilities shall no longer include, the Banking Facilities of WW Marketing or the issued and unsettled cheques of WW Marketing.

5.                     The parties agree that the amount of the Cash Balance to be transferred by WW Group to Cansub on Closing shall be the difference between (A) the actual Cash Balance of WW Group and (B) the sum of the Banking Facilities of WW Group and the issued and unsettled cheques of WW Group.

6.                     The parties agree that the amount of the Cash Balance to be transferred by WW Marketing to USSub on Closing shall be the difference between (A) the actual Cash Balance of WW Marketing and (B) the sum of the Banking Facilities of WW Marketing and the issued and unsettled cheques of WW Marketing.

7.                     The Vendor agrees that, from time to time, at the request of Optimal, it shall draw on the export letters of credit held by it in respect of purchase orders received by the Vendor prior to Closing which are satisfied by Purchaser following Closing.

8.                     The Vendor agrees that any amounts collected or otherwise received by it that form part of the Purchased Assets, including amounts drawn on export letters of credit pursuant to Section 5 above, shall be remitted to Optimal (or as it may direct) within seven (7) days.

9.                     Unless the context otherwise requires, capitalized words and phrases used herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

10.                   This amendment supersedes all prior written or verbal agreements or undertakings between the parties as relates to the payment of the Purchase Price by HK Sub to WW Limited. Save as hereby amended, the Asset Purchase Agreement remains in full force and effect in accordance with its terms.

11.                   This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

12.                   Optimal shall be entitled to assign all of its rights and obligations under this Agreement to HKSub, Cansub and/or USSub. In such case, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of Optimal under this Agreement, except that such assignment shall not release Optimal from liability for its obligations under this Agreement. Except for such permitted assignment, no party may assign this Agreement or any of the benefits, rights or obligations under this Agreement or enter into any participation agreement with respect to the benefits under this Agreement without the prior written consent of the other Parties.

13.                   This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.

14.                   The parties acknowledge that they have required that this Agreement be drafted in English. Les parties reconnaissent avoir exigé que la présente convention soit rédigée en anglais.

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The Parties have executed this Agreement as of the aforementioned date.

Per:	WOWWEE LIMITED (Signed) Eric Lau Tung Ching
Name: Eric Lau Tung Ching
Title: Chief Operating Officer

Per:	WOW WEE GROUP COMPANY (Signed) Richard Yanofsky
Name: Richard Yanofsky
Title: Director, President and Secretary

Per:	WOWWEE MARKETING, INC. (Signed) Peter Yanofsky
Name: Peter Yanofsky
Title: Director, President and Secretary-Treasurer

Per:	OPTIMAL GROUP INC. (Signed) Neil Wechsler
Name: Neil Wechsler
Title: Co-Chairman and Chief Executive Officer

Per:	POWER ASSETS PACIFIC LTD. (Signed) Peter Yanofsky
Name: Peter Yanofsky
Title: Director

(Signed) Richard Yanofsky
RICHARD YANOFSKY

Amendment to Asset Purchase Agreement

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(Signed) Peter Yanofsky
PETER YANOFSKY

(Signed) David Goldhar
DAVID GOLDHAR

(Signed) Eric Lau Tung Ching
ERIC LAU TUNG CHING

Amendment to Asset Purchase Agreement